Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Celestica Inc.

We consent to the use of our audit report dated February 13, 2008 on the consolidated balance sheets of Celestica Inc. (and subsidiaries) as at December 31, 2007 and 2006, and the consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 incorporated by reference and to the reference to our firm as “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

November 14, 2008